Exhibit 99.1

Semler Scientific® Announces Bitcoin Treasury Strategy

Santa Clara, CA – May 28, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a pioneer in developing and marketing technology products and services to healthcare providers to combat chronic diseases, announced today that its board of directors has adopted bitcoin as its primary treasury reserve asset. In addition, Semler Scientific announced that it has purchased 581 bitcoins for an aggregate amount of $40 million, inclusive of fees and expenses.

“Our bitcoin treasury strategy and purchase of bitcoin underscore our belief that bitcoin is a reliable store of value and a compelling investment,” said Eric Semler, Semler Scientific’s chairman. “Bitcoin is now a major asset class with more than $1 trillion of market value. We believe it has unique characteristics as a scarce and finite asset that can serve as a reasonable inflation hedge and safe haven amid global instability. We also believe its digital, architectural resilience makes it preferable to gold, which has a market value of approximately 10 times that of bitcoin. Given the gap in value between gold and bitcoin, we believe that bitcoin has the potential to generate outsize returns as it gains increasing acceptance as digital gold.

“Furthermore, we are energized by the growing global acceptance and ‘institutionalization’ of bitcoin -- reflected most recently by the Securities and Exchange Commission’s January 2024 approval of 11 bitcoin exchange-traded funds. These funds have reported more than $13 billion of net inflows, with investments from nearly 1,000 institutions, including global banks, pensions, endowments and registered investment advisors. It is estimated that more than 10% of all bitcoins are now held by institutions,” added Mr. Semler.

Semler Scientific’s board and senior management have spent substantial time examining potential uses of cash, including acquisitions. “After studying various alternatives, we decided that holding bitcoin would be the best use of our excess cash,” said Mr. Semler.

In conjunction with its bitcoin treasury strategy, Semler Scientific will continue to focus on its core medical products and services. “We remain dedicated to our customers and our goal of operating a growing and profitable healthcare company,” said Doug Murphy-Chutorian, MD, Semler Scientific’s chief executive officer. “We are focused on maintaining sales of QuantaFlo® for peripheral arterial disease testing, while seeking a new 510(k) clearance from the FDA with expanded labeling for use as an aid in the diagnosis of other cardiovascular diseases.”

As Semler Scientific continues to generate revenue and free cash flow from sales of QuantaFlo, it will proactively evaluate its use of excess cash. Bitcoin will serve as Semler Scientific’s principal treasury holding on an ongoing basis, subject to market conditions and the anticipated cash needs of Semler Scientific.

More information regarding Semler Scientific’s bitcoin treasury strategy will be posted on its website at www.semlerscientific.com.

About Semler Scientific, Inc:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services to combat chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The

QuantaFlo test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded-indications. QuantaFlo is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific also invests in bitcoin and has adopted bitcoin as its primary treasury reserve asset. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding the new bitcoin strategy and its ability to generate outsize returns, Website posting of information regarding the bitcoin strategy, as well as seeking a new 510(k) clearance for QuantaFlo with expanded indications for use, among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as risks inherent with investing in bitcoin, including bitcoin’s volatility; risk of implementing a new treasury strategy; risk that insurance plans and other customers will not continue to license its cardiovascular testing products; risk of changes in the reimbursement landscape for its customers including related to the CMS rate announcement; risk of obtaining a new 510(k) clearance for expanded indications; along with those other risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.